Exhibit 10.2

April 14, 2008

Mr. Douglas A. Neugold

70 North Street

Goshen, CT 06756

RE:	Amendment to Employment Agreement

Dear Douglas,

You and ATMI, Inc. agree that it is in our mutual best interest to amend your Employment Agreement with the Company dated December 31, 2004 as follows:

1.	Section 2.3 of your Employment Agreement shall be amended in its entirety to read as follows:

2.3       You shall have the right to terminate your employment for “Good Reason,” which shall mean a resignation of your employment and your Separation from Service (as defined for purposes of §409A of the Internal Revenue Code) within less than two years following the initial existence of one or more of the following conditions arising without your consent:

(a) any material reduction in your position, duties or authority as described herein (except in connection with a termination pursuant to Section 2.2(a) or (c)), including, without limitation, any failure by the Boards of Directors of the Company or ATMI Sub to re-elect you to your position as President and Chief Executive Officer;

(b) any material reduction in your Base Salary under Section 3.1 below;

(c) any relocation of your primary place of employment more than 50 miles;

(d) any other material breach by the Company of any of its obligations to you under this Agreement; or

(e) any failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under this Agreement (and any stock option or restricted stock agreement referred to herein, unless such awards have fully vested);

provided, in each case, that a prior written notice specifying the reasons within ninety (90) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and that “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice. In addition, until your actual Separation from Service you must remain willing and able to continue to perform services in accordance with the terms of this Agreement and you must not be in breach of any of your obligations hereunder.

2.	Section 2.5 of your Employment Agreement shall be amended in its entirety to read as follows:

2.5       Subject to Section 2.7 and in addition to any amounts specified in Section 2.8 in the event of the termination of your employment pursuant to Section 2.2(b) or Section 2.3 under circumstances that constitute a Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code), the Company shall pay to you a separation pay benefit equal to two times your annual Base Salary as of the date of your Separation from Service and paid in 24 equal monthly installments.

(a) Payment of your separation pay benefit shall commence as of the 30th day after your Separation from Service, and shall continue in monthly installments thereafter until all 24 payments are made.

(b) In the event the value of the separation pay benefit shall exceed two times the lesser of your annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas. Reg. §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (a), above, but instead shall be paid in 18 equal monthly installments commencing as of the first of the month after the date that is six months after your Separation from Service date.

(c) In no event shall payments be accelerated, nor shall you be eligible to defer payments to a later date.

In addition, if you elect COBRA continuation of your medical and/or dental insurance benefits, the Company shall contribute to cost of such benefits on the same basis the Company would have contributed to the cost of your coverage had you continued to be an active employee of the Company.

3.	Section 2.6 of your Employment Agreement shall be amended in its entirety to read as follows:

2.6       Subject to Section 2.7 and in addition to amounts specified in Section 2.5, in the event of the termination of your employment pursuant to either Section 2.2(b) or Section 2.3 under circumstances that constitute a Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code) and within 548 days after a “change in control” of the Company:

(a) all stock options held by you to purchase shares of the Company common stock shall become fully vested and immediately exercisable and shall remain exercisable for no less than one year after such termination, notwithstanding the vesting and exercise provisions of any stock option award agreement concerning such options but subject to the expiration date provided in such option agreement without regard to a termination of employment, and all restricted stock issued to you in connection with your employment shall be fully vested notwithstanding the vesting provisions of any restricted stock agreement concerning such restricted stock, provided, however, that any restricted stock that is within its first year of grant and remains subject to a performance component which has not yet been determined shall vest only at the target level provided in the grant; and

(b) you will be entitled at a minimum to the target amount under any bonus plans then in effect as if fully earned, which amount shall be paid to you within two and one-half months after the end of the year in which your Separation from Service occurs.

To the extent that the vesting of all or some of your restricted stock, as provided in the preceding sentence, is not permitted under Section 7.3 of the ATMI Inc. 2003 Stock Plan (the “2003 Plan”) or a comparable provision of any other plan under which such shares are granted, such shares shall not vest. In lieu thereof, the Company will pay you within ten (10) days after your Separation from Service an amount in cash equal to the fair market value as of the date of your termination of employment of those restricted shares that do not vest, determined pursuant to Section 6.1(c) of the 2003 Plan or a comparable provision of any other plan under which such shares are granted.

Benefits payable under this Section 2.6 or Section 2.5 or Section 2.8 upon or following a change in control may subject you to an excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code. The Company will reimburse you for any such excise tax imposed on a “fully grossed up basis,” such that you will receive the same net amount (after payment of all income, employment and excise taxes imposed with respect to such benefits and such tax reimbursements, and of any interest or penalties relating to any such excise taxes or to the income tax due on any such tax reimbursements (other than interest or penalties arising as a result of your failure to timely pay such excise or income taxes with respect to which you had previously received reimbursement)) as you would have received if such excise tax had not been imposed in the first place. Such reimbursement payment shall be made, if at all, by the end of the calendar year following the calendar year in which you remit the relevant taxes to the applicable tax authorities and in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

With respect to any payments made pursuant to this Section 2.6, in no event shall you have the right to designate the year of payment.

For purposes of this Section 2.6, a “change in control” of the Company shall be deemed to have taken place if: (i) a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of the Company; (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately prior to the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company; (iii) the sale of all or substantially all of the assets of the Company (on a consolidated basis) in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company; or (iv) the following individuals cease, for any reason (other than an act of God), to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment or election or nomination for election was previously so approved.

4.	Section 10.3 of the Employment Agreement is amended to provided that any notices shall be sent as follows:

If to the Company:

ATMI, Inc.

7 Commerce Drive

Danbury, CT 06810

Facsimile No. (203) 797-2544

Attention: Chief Legal Officer

If to you:

Douglas A. Neugold
70 North Street

Goshen, CT 06756

Except as expressly amended herein, all provisions of the Employment Agreement remain in full force and effect.

If you concur with all of the above, please indicate your agreement by signing and dating a copy of this letter in the spaces indicated below.

Sincerely,

ATMI, Inc.

By:    /s/  Timothy C. Carlson

Name:   Timothy C. Carlson

               Title:     Chief Financial Officer

Acknowledged and Accepted:

      /s/ Douglas A. Neugold

DOUGLAS A. NEUGOLD

Date:       April 14, 2008

5